EXHIBIT 10.7
AMENDED AND RESTATED SUPPLY AGREEMENT

THIS AMENDED AND RESTATED SUPPLY AGREEMENT (the "Agreement") dated as of May 4, 2010, by and between B. BRAUN MEDICAL INC., a Pennsylvania corporation having offices at 824 Twelfth Avenue, Bethlehem, Pennsylvania 18018 ("B.Braun") and DELCATH SYSTEMS, INC., a Delaware corporation, having offices at 810 Seventh Avenue, Suite 3505, New York, NY 10019 (“Company”).

   BACKGROUND

Company desires to purchase from B.Braun and B.Braun desires to supply Company as a general rule with at least eighty percent (80%) of its requirements of the products described herein, and in return, Company desires to obtain from B.Braun a confirmed, reliable supply of the Products described herein, under and subject to the terms and conditions set forth in this Agreement.

B.Braun and Company previously entered into a Supply Agreement dated January 11, 2010 (the “Prior Agreement”).  The parties now desire to amend and restate the Prior Agreement, and hereby agree and acknowledge that the Prior Agreement is of no further force and effect.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements provided herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           Definitions.  When used in this Agreement, capitalized terms, including their plural form, shall have the following meanings:

1.1 “Agreement” means this Agreement and all appendixes, exhibits and schedules hereto, and all modifications, amendments and supplements hereof.

1.2  “Approved PMA” means the FDA approved PMA Application for and with respect to the Product.

1.3 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the policies and management of a person or entity, whether by the ownership of stock, by contract or otherwise.

1.4 “Commercial Start Date” means the date on which Company shall have obtained an Approved PMA and any other regulatory approvals necessary for Company’s marketing and sale of the Product in the United States.

1.5 “Company Products” mean the Products and any and all products manufactured, assembled, marketed, distributed or sold by Company that includes or incorporates a Product therein.

1.6 “Contract Year” means each twelve (12) month period commencing on the Commercial Start Date and each annual anniversary of this date, and ending one day prior to the commencement of the succeeding Contract Year.

1.7 “Delivery Date” means the date on which the Products are available at B.Braun’s manufacturing plant for shipment to Company.

1.8 “Product or Products” means, individually and collectively, the Products listed on Appendix A hereto, as further described in the Specifications.

1.9 “Receipt Date” means the date on which Company receives the Products at Company’s facility.

1.10 “Specifications” means the Product specifications attached to Appendix B hereto, and hereby made a part of this Agreement, and any modifications, amendments and supplements thereof and thereto.

2.           Manufacture and Supply of Product; Development Services.

2.1    During the term of this Agreement and any extension or renewal thereof, commencing on the Commercial Start Date B.Braun shall manufacture and supply to Company and Company shall purchase from B.Braun at least eighty percent (80%) of its requirements of the Products.

2.2      Company shall submit binding purchase orders for Products in accordance with order lead times established by B.Braun prior to the Commercial Start Date (but in no event shall the established lead times be longer than one hundred twenty (120) days).  Company shall provide non-binding forecasts from time to time upon request to assist B.Braun in production planning.  Each purchase order shall specify the name, catalog number and quantities of each of the Products to be purchased, the Delivery Dates and shipping instructions.  Orders placed for each type of Product shall be in the minimum quantity per each requested Delivery Date as provided in Appendix A of this Agreement.

2.3           B.Braun agrees to make commercially reasonable efforts to manufacture the Products ordered by Company in accordance with Section 2.2 above such that the Products are ready to be shipped upon the applicable Delivery Dates.

2.4           [INTENTIONALLY LEFT BLANK]

2.5           If during any quarter, Company desires to increase its overall requirements for any Product in excess of ten percent (10%) of its total requirement for such Product during any of three immediately preceding quarters, B.Braun shall be given, if needed, three (3) months lead time for the acquisition of new or additional tooling, as the case may be, to satisfy the increased demand.  B.Braun may charge Company for the cost and expenses of such new or additional tooling; provided that, prior to incurring any such cost or expense, B.Braun provides Company with an estimate of the cost of any such tooling and obtains the prior written approval of Company for the acquisition thereof.  If Company fails to approve the acquisition of such new tooling, B.Braun may, but shall not be required to, satisfy the increased demand.  Company agrees to purchase at least eighty percent (80%) of the amount of its forecasted orders for the immediately succeeding quarterly forecasted period.

3.           Product Specifications; Tooling; Etc.

3.1     Company represents, warrants and agrees that the Specifications for the Products satisfy Company’s requirements for its intended use of the Products.  If at any time during the term of this Agreement, Company desires to modify the Specifications, Company shall have the right upon ninety (90) days prior written notice to B.Braun, to modify or change the Specifications, subject to B.Braun’s approval, which approval shall not be unreasonably withheld. Within sixty (60) days of receipt by B.Braun of such notice, B.Braun shall notify Company whether or not it can manufacture the Products according to the modified Specifications, and if so, whether or not B.Braun would need (i) to adjust the price of the Product to reflect any changes in the cost of raw materials, direct labor and overhead that will result from such modification or change, and (ii) to the extent necessary, extend the Delivery Dates for the Products.  If B.Braun cannot manufacture the Products according to the modified Specifications, or if B.Braun requests a price increase in excess of 20% and the Company does not accept the adjusted Product price, or the Company does not accept the extension of the Delivery Dates, Company may terminate this Agreement.  Neither party shall have any liability arising from such termination, except that Company shall purchase all Products made for Company that are in B.Braun’s inventory and reimburse B.Braun for the cost of all raw materials and components specific to the Company’s Products purchased on behalf of Company pursuant to an outstanding purchase order, as of the date that B.Braun received the Company’s written notice to modify the Specifications.

3.2   In connection with the transactions contemplated hereunder, Company shall purchase from B.Braun certain tooling and related equipment, as described on Appendix C (collectively, the “Tooling”), at B.Braun’s cost for such Tooling, which Tooling is required to manufacture the Product.  During the term of this Agreement and any extension thereof, the Tooling shall remain in the possession of B.Braun and shall be used by B.Braun for the manufacturing of the Product.  While the Tooling is in the possession of B.Braun, B.Braun shall property maintain and store the Tooling.  Upon termination of this Agreement, B.Braun will ship the Tooling to Company F.O.B. B.Braun’s plant in Allentown, Pennsylvania; provided, however, that Company has paid B.Braun in full for (a) the Tooling, (b) all Products manufactured by B.Braun for Company hereunder, and (c) all other amounts due and owing to B.Braun hereunder.  If Company determines that B.Braun has not properly maintained and/or stored the Tooling, B.Braun shall be responsible for all reconditioning and refurbishing costs.

3.3           B.Braun has furnished certain technical and design assistance, advice and information with respect to the Products as further described on Appendix D (“Design Services”).   Each party shall continue to own all patents, trademarks, copyrights, trade secrets and other intellectual property (i) it owned prior to the start of the Design Services (“Existing IP”) and/or (ii) developed outside the provision of the Design Services (“Other IP”).  All modifications, improvements or inventions directly related to the Product which are conceived, reduced to practice, or developed jointly by the parties in the course of the performance of the Design Services shall be owned by Company, except to the extent such modifications, improvements or inventions constitute B.Braun Proprietary Information.  “B.Braun Proprietary Information” means B.Braun’s Existing IP, Other IP and all methods, processes, procedures, knowhow, trade secrets and intellectual property related to the manufacture of the Products.

3.4           Company acknowledges that B.Braun will be utilizing certain critical suppliers of raw materials and components.  In the event that any supply agreement with a critical supplier is terminated for any reason outside of B.Braun’s control, or if such critical supplier is unable for any reason outside of B.Braun’s control to supply B.Braun with the raw materials or components in the quantities it requires to manufacture the Products for Company, B.Braun shall provide Company with written notice thereof, and B.Braun shall utilize reasonable commercial efforts to obtain an alternative supplier with similar pricing and delivery capabilities from its list of approved vendors.  If B.Braun is unable to obtain an alternative supplier with similar pricing, it shall provide Company written notice thereof, including the new prices for the Products; provided that if such increase in Product prices is greater than 10% during any Contract Year, Company may terminate this Agreement without liability to either party.

4.           Price and Payment.

4.1    The price of the Products shall be as set forth in Appendix A hereto. The price for Products shall remain firm for the first two (2) Contract Years of this Agreement, and thereafter B.Braun shall have the right to increase prices for the Products on each Contract Year anniversary date in an amount no greater than the percentage change in the Consumer Price Index for Medical Care Commodities during the previous Contract Year.  Notwithstanding the foregoing, it may be necessary to increase prices, from time to time, in the event of any unusual increase in the cost of transportation, energy, raw materials or production costs.  B.Braun will give Company at least thirty (30) days’ written notice prior to the effective date of any such price increases; provided that if  such increase in Product prices is greater than 10% during any Contract Year, Company may terminate this Agreement without liability to either party.

4.2     B.Braun shall bear all federal, state and local taxes based upon or measured by its net income.  Any other tax, however denominated and howsoever measured, imposed upon the Products or upon its storage, inventory, sale, transportation, delivery, use or consumption shall be the responsibility of Company. Company shall provide B.Braun with all appropriate tax exemption certificates acceptable to the taxing authorities imposing such taxes, if Company desires not to make such payments.

4.3    B.Braun shall invoice Company concurrently with any shipment of Products and Company shall make full payment to B.Braun, at the address specified on the invoice, no later than thirty (30) days from the date of  receipt of the invoice.  Any amounts not paid within such thirty (30) day period shall accrue interest at the rate of one and one-half percent (1.5%) per month.  Any disputed amounts should be reported immediately and remitted with the undisputed amount by the payment due date.  If B.Braun in good faith agrees with the billing dispute, B.Braun will credit Company the amount of the agreed-upon billing dispute.  The Company and B.Braun shall negotiate any disputes in good faith.  If it becomes reasonably necessary for B.Braun to employ any agents or attorneys to collect any amounts rightly due to it under this Agreement, the reasonable fees and costs of collection will be added to any amounts owed by Company hereunder.

5.           Delivery. All shipments of Products shall be made F.O.B. B.Braun’s manufacturing facility.  B.Braun shall make commercially reasonable efforts to meet the Delivery Dates requested by Company in accordance with B.Braun’s order lead times.  Risk of loss shall pass to Company upon delivery of the Products to the carrier at B.Braun’s manufacturing facility.  Company shall be responsible for the cost of all reasonable third-party freight, shipping and handling, and insurance in connection with all deliveries.  Should B.Braun fail to meet the Delivery Dates requested by Company in accordance with B.Braun’s order lead times three (3) times within any consecutive twelve (12) month period, the Company’s obligation to purchase from B.Braun eighty percent (80%) of its requirements of the Products pursuant to this Agreement shall be automatically terminated.

 6.           Acceptance and Warranties.

6.1    Company shall have thirty (30) days from the Receipt Date to inspect the Product.  If Company determines during its inspection of the Product that the Product does not meet the requirements of the applicable Specifications, Company shall notify B.Braun of such nonconforming Product and provide B.Braun with samples thereof within such thirty (30) day period.  B.Braun shall inspect such nonconforming Product within thirty (30) days following receipt of such notice and samples, and within such period provide Company with the results of its inspection.  If B.Braun determines that the Product is deficient, B.Braun shall, at its expense at its option, either cure such rejection or replace the rejected Product with Product that meets the Specifications.  Any Product that is not inspected or rejected by Company within the thirty (30) day period shall be deemed to have been accepted by Company.  The Company and B.Braun shall negotiate any disputes in good faith.

6.2     B.Braun represents and warrants to Company that, at the time of delivery, the Product delivered by B.Braun to Company under this Agreement is free from defects in material and workmanship, in accordance with the applicable Specifications for such Product, as attached hereto as Appendix B.   All warranties for Product shall continue for a period of six (6) months from the Receipt Date of such Product to Company.  Company’s sole remedy in the event of a breach by B.Braun of any of the warranties contained herein shall be at B.Braun’s option, either the repair or replacement by B.Braun of the defective Product or the reimbursement to Company of the purchase price Company paid for such defective Product plus any applicable shipping costs. B.Braun’s warranty, as provided herein shall be void if any repairs, alterations or other work has been performed on such Product, or if the alleged defect is a result of abuse, misuse, improper maintenance, accident or the actions or inactions of any party other than B.Braun which was not acting under B.Braun’s control.  The warranty set forth herein is conditioned upon the proper storage, installation, use and maintenance of the Product.  The warranty furnished hereunder does not extend to damages to, or resulting in whole or in part from the use of, components, accessories, parts or supplies that were not manufactured by B.Braun.  In the event no breach of warranty is discovered by B.Braun upon receipt of any returned item, the Company and B.Braun shall negotiate the dispute in good faith.

6.3   THE LIMITED WARRANTY SET FORTH IN SECTION 6 HEREOF IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.  B.BRAUN HEREBY DISCLAIMS LIABILITY FOR INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES FOR BREACH OF ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY AND ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCTS. PARTS AND COMPONENTS DISTRIBUTED, BUT NOT MANUFACTURED, BY B.BRAUN ARE NOT WARRANTED BY B.BRAUN AND COMPANY MUST INSTEAD RELY ON THE REPRESENTATIONS AND WARRANTIES, IF ANY, PROVIDED DIRECTLY TO COMPANY OR TO B.BRAUN BY THE MANUFACTURER OF SUCH PARTS AND COMPONENTS. THE SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF ANY WARRANTY IS LIMITED TO THE REMEDIES PROVIDED IN THIS SECTION 6.

7.           Quality Agreement.  The parties shall make commercially reasonable efforts to enter into a quality agreement prior to the Commercial Start Date.

8.           Compliance with Laws.   B.Braun represents, warrants and covenant to Company that it shall, at all times, comply with all applicable laws, rules and regulations and standards applicable to manufacturing of the Products, and Company represents, warrants and covenant to B.Braun that it shall, at all times, comply with all applicable laws, rules and regulations and standards applicable to the marketing, distribution and sale of the Products, including, without limitation the Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

9.           Insurance.   Each party represents and warrants to the other that it is currently insured and covenant that at all times after the Commercial Start Date it will maintain a comprehensive general liability insurance policy, including without limitation, product liability insurance, which (i) is sufficient to adequately protect against the risks associated with its ongoing business, including the risks which might possibly arise in connection with the transactions contemplated by this Agreement, and (ii) provides that it cannot be terminated or canceled without giving the other party thirty (30) days’prior written notice.  From time to time upon the request of a party, the other party shall provide to such party a certificate of insurance evidencing that such insurance coverage is in full force and effect.

10.      Indemnification.

10.1           B.Braun hereby indemnifies and agrees to defend and hold Company, its offices, directors, agents and employees and their successors and assigns (individually and collectively, “Company Parties”) harmless from and against any and all damages, liabilities, penalties, losses or expenses including, without limitation, legal fees, arising out of or relating to any claims, actions, demands or proceedings asserted by a third party ("Claim”) which results from or arises out of B.Braun’s breach of any warranty, representation or agreement of B.Braun in this Agreement, including B.Braun’s breach of the warranties in Section 6.

10.2           Company hereby indemnifies and agrees to defend and hold B.Braun, its officers, directors, agents and employees and their successors and assigns (individually and collectively, “B.Braun Parties”) harmless from and against any and all damages, liabilities, penalties, losses or expenses including without limitation, legal fees arising out of or relating to any third party Claim resulting from or arising out of (i) any breach by Company of any warranty, representation or agreement of Company in this Agreement, (ii) the use, marketing, labeling, sale, service or distribution of any Company Product, (iii) a product recall of any Company Product by a governmental entity or agency, provided B.Braun manufactured such Product in accordance with the Specifications (iv) any infringement claims regarding the design, Specifications, patent, trademark, copyright or other proprietary or intellectual property rights of others caused by the manufacture, use, distribution or sale of Company Products, provided B.Braun manufactured such Product in accordance with the Specifications, and (v) the death of, or bodily injury to, any person on account of the use of any Company Products, provided B.Braun manufactured such Product in accordance with the Specifications.

10.3   Upon receiving notice of any third party Claim under this Section 10, the indemnified party shall notify the indemnifying party in writing within five (5) business days following receipt of the notice; provided, however, that the right of an indemnified party to be indemnified hereunder in respect of claims made by a third party shall not be adversely affected by a failure to give such notice, unless, and then only to the extent that an indemnified party is materially prejudiced thereby.

10.4           The indemnifying party shall undertake and control the defense thereof by reputable counsel chosen by it, subject to the approval of the indemnified party, which consent shall not be unreasonably withheld. The indemnified party shall be entitled to join any defense of a claim at its sole cost and expense.  If any claim is asserted and the indemnifying party fails to contest and defend such claim within a reasonable period of time after the indemnified party’s notice is given, then the indemnified party may take such reasonable action in connection therewith as the indemnified party deems necessary or desirable, including controlling the defense of such claim, subject to the provisions of subsection 10.5 below, and retaining counsel of its own choosing with the reasonable costs and expenses of such defense being borne by the indemnifying party.  The reimbursement for all reasonable costs and expenses incurred by an indemnified party pursuant to this subsection 10.4 shall be paid as and when incurred within thirty (30) days after receipt of an invoice therefor.

10.5      If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel. The indemnified party shall not settle or compromise such claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.  At the request of the indemnifying party, the indemnified party shall settle a claim; provided, however, that (i) such settlement involves only the payment of monetary damages and no injunctive relief binding on the indemnified party, and such monetary damages are paid by the indemnifying party, (ii) the indemnified party does not admit any liability, and (iii) the indemnified party is released from all further liability with respect to such claim.

10.6           The obligations of this Section 10 shall survive any termination or expiration of this Agreement after the expiration of all applicable statutes of limitation that could apply to any actions, claims, proceedings or demands that could be asserted by a third party.

11.           Term; Termination; Default & Remedies.

11.1   This Agreement shall commence on the date set forth above and shall continue until the fifth (5th) anniversary of the Commercial Start Date, unless sooner terminated in accordance with the provisions hereof.  Thereafter, this Agreement may be extended an additional three years if mutually agreed in writing by the parties.

11.2      Either party may terminate this Agreement, effective upon delivery of a termination notice, if the other party (i) files in any court pursuant to any statute of the United States or of any individual state, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or at the appointment of a receiver or trustee of the party of its assets, (ii) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after filing thereof, (iii) is a party to any dissolution or liquidation, (iv) makes an assignment for the benefit of creditors, or (v) discontinues its operations for any reason whatsoever.

11.3     In addition to all other rights granted to the parties hereunder, either party may terminate this Agreement effective thirty (30) days after giving notice of intent to terminate, if the other party fails or neglects to perform any material covenant or provision of this Agreement, and such default is not materially cured within thirty (30) days after receiving written notice with respect to such default.  In addition to, and notwithstanding the foregoing, if Company fails to make any payment when due as provided in this Agreement and fails to make said payment within thirty (30) days after receiving written notice from B. Braun that said payment was not paid when due, or if Company becomes insolvent or bankrupt, B.Braun, at its option and without prejudice to its other rights and remedies herein or at law or equity, may withhold further shipment of Product until all overdue balances are made current, and may require payment for future orders prior to delivery thereof; provided, however, if Company fails to pay an amount that Company disputes, B.Braun shall evaluate such dispute in accordance with B.Braun policy prior to making a decision to withhold shipment or require payment for future orders as a result of Company’s failure to pay the disputed amount.

11.4           If the Commercial Start Date has not occurred by September 1, 2011, either party may terminate this Agreement upon written notice to the other party.

11.5             If Company has a change of Control after the third (3rd) anniversary of the Commercial Start Date, either party may thereafter terminate this Agreement on 180 days prior written notice to the other party.

11.6   Termination of this Agreement shall not relieve either party from its duty to discharge all obligations accruing prior to such termination, including parties’ obligations pursuant to any purchase order outstanding on the date of such termination and for payment for any safety stock, raw materials or components specific to the Company’s Products purchased pursuant to an outstanding purchase order or work-in-process commenced at the request of Company pursuant to an outstanding purchase order. Notwithstanding Sections 11.2 and 11.3 hereof, upon any breach, default or failure to perform by one party hereunder, the other party may continue to operate under this Agreement while pursuing any remedy it may have at law or equity, so long as such non-breaching party continues to meet all of its obligations under this Agreement, but only to the extent that the breach, default or failure to perform does not adversely and materially affect any such obligation of the non-breaching party.

11.7   Upon termination of this Agreement for any reason whatsoever, (i) Company shall return to B.Braun all confidential information and documents relating to or containing confidential information, together with all copies made thereof and extracts made therefrom, and (ii) B.Braun shall return to Company all confidential information and documents relating to or containing confidential information, together with all copies made thereof and extracts made therefrom; provided that the parties shall be entitled to retain one copy of the Confidential Information in their legal department files for the purpose of insuring compliance with their obligations under Sections 7 and 8 and complying with any applicable governmental rules and regulations.

12.           Limitation of Liability.  The total liability of B.Braun arising from the warranty provided to the Company in Section 6 of this Agreement is limited to the price paid for the Products out of which such claim arose. In no event, regardless of any claim or action, whether brought in contract, tort (including without limitation, negligence), warranty or otherwise, shall B.Braun be liable for any indirect, special, punitive, incidental or consequential damages  from any cause whatsoever, regardless if any remedy herein fails, including, without limitation, damages for loss of profits or opportunity and cost of substitute products or services.

13.           Force Majeure.

13.1   If B.Braun becomes unable to perform any of its obligations hereunder, in whole or in part, by reason of an event of Force Majeure (as defined below), such failure of performance shall be excused during the continuance of and to the extent of such Force Majeure event; provided that if as a consequence of any such Force Majeure the total demands for the Products cannot be supplied by B.Braun, B.Braun will allocate its available supply to its customers on such basis as B.Braun may deem fair and practicable, without liability for any failure to perform this Agreement.  B.Braun will promptly notify Company of any occurrence of an event of Force Majeure and of the termination thereof.   Upon notice of an event of Force Majeure, Company may at its sole discretion, elect to obtain the Product from another source for such period of time as the delay continues, provided that the delay did not result from the failure of Company to perform in accordance with the terms of this Agreement.  Company shall terminate the alternative source within thirty (30) days following written notice from B.Braun that the event causing such delay no longer exists and B.Braun can resume supplying the Product.

13.2   Force Majeure shall mean any cause beyond B.Braun’s or its applicable supplier’s or subcontractor’s reasonable control, such as acts of God, acts of government, regulatory agencies or judicial bodies, acts of Company, civil or military authorities or other third parties, fires, strikes, floods, wars, riots and other causes of a similar nature.

14.           Miscellaneous Terms and  Conditions.

14.1   Confidentiality. Each party agrees to hold in confidence and refrain from using, distributing, disseminating or disclosing to others any information of the other party that is designated by the discloser as “confidential” or from making or causing to be made, or selling or distributing, any product embodying confidential information, other than pursuant to this Agreement. The restrictions set forth in the preceding sentence shall not apply to information that a receiving party proves: (a)  was, at the time of disclosure hereunder, in the public domain through no fault of the recipient; (b)  was in the possession of recipient prior to disclosure hereunder, as evidenced by recipient's written or tangible evidence; (c)  was disclosed to recipient by a third party that has an independent right to disclose the information; (d)  was independently developed by recipient as evidenced by competent proof; or (e) was required to be disclosed by judicial order, statute or governmental regulation,  provided that the disclosing party is given reasonable prior written notice of any such required disclosure and only to the extent required by such judicial order, statute or governmental regulation.  This Section shall survive termination of this Agreement and any extension thereof, for a period of three (3) years.

14.2      Independent Contractors.  The parties hereto shall be deemed to have the status of independent contractors, and shall have the relationship of buyer and seller.  Nothing in this Agreement shall be deemed to place the parties in the relationship of partners, licensor-licensee, principal-agent or joint venturers.  Neither party shall be deemed to be an agent or representative of the other party, and neither party shall have any right or authority to create or assume any obligation or to bind the other party in any manner whatsoever.

14.3    Assignment.  Neither party shall assign this Agreement or their rights hereunder without the prior written  consent of the other party; provided that this Section shall not apply to an assignment by either party  to an affiliated company.  This Agreement shall inure to the benefit of, and be binding upon, the permitted assigns of the parties hereto, and their respective successors, including any purchaser of their respective businesses through merger, sale of stock, assets, business line, or otherwise.

14.4      Notices.  Any notice or request required or permitted to be given under or in connection with this Agreement shall be in writing and shall be deemed given only if delivered personally, sent by fax, by registered or certified mail, return receipt requested, or by overnight delivery service to the applicable address set forth above or such other address as a party may have specified in a notice duly given to the other party as provided herein.

14.5    Entire Agreement; Amendment; Waiver; Etc.  This Agreement, including the Appendixes attached hereto (and any future addenda referencing this Agreement) contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior proposals and agreements between the parties, whether oral or written, and there are no other promises or representations relating to the subject matter hereof that is not incorporated herein except that the parties specifically acknowledge that, simultaneously with the execution of this Agreement, they are also entering into an Agreement of Pricing and Specifications.  No addition to, amendment of or waiver or modification of any provision of this Agreement shall be binding unless in writing and signed by a duly authorized representative of each  party.  Without limiting the generality of the foregoing, no modification or amendment shall be effected by or result from the receipt, acceptance, signing or acknowledgment of any party’s purchase orders, order acknowledgments, invoices, shipping documents or other business forms containing terms or conditions in addition to or different from the terms and conditions set forth in this Agreement.   Such documentation is permitted only as a convenience to the parties, and all such purchase orders and other documentation shall be governed and superceded by the terms and conditions of this Agreement. Any failure by either party to enforce any of their respective rights herein shall not be deemed a waiver of such rights, and it may, from time to time, and at its option, enforce any of its rights hereunder, notwithstanding any course of dealing or performance.  Notwithstanding the termination of this Agreement, the provisions of Sections 2.3, 3.1, 3.2, 3.3, 6, 9, 10, 11.5, 11.6, 12, and 14 of this Agreement shall survive the termination of this Agreement in accordance with their terms.

14.6   Binding Obligation.  Each party represents and warrants that (i)  it has the right to enter into this Agreement and to perform all of its obligations hereunder, and (ii)  this Agreement, when executed and delivered, will be a legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

14.7   Severability.  The provisions of this Agreement shall be severable from each other and from the rest of this Agreement, and in the event that any portion of this Agreement shall be held invalid, void, unenforceable, or ineffective by a court of competent jurisdiction, the remaining portions thereof shall remain in full force and effect.  If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith, and shall be deemed to be modified to conform with such statute or rule of law.

14.8   Governing Law and Dispute Resolution.  This Agreement shall be governed and interpreted in accordance with the laws, but not the laws of conflict of laws, of the Commonwealth of Pennsylvania.  Any dispute, controversy or claim (“Claim”) arising from or related to this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  The place of arbitration shall be Philadelphia, Pennsylvania.

14.9           Heading.  The Headings in this Agreement are included for ease of reference only and shall have no legal effect.

14.10     Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date set forth above.

DELCATH SYSTEMS, INC.

By:           /s/ David A. McDonald
Name:      David A. McDonald
Title:        Chief Finanical Officer

B. BRAUN MEDICAL INC.

By:           /s/ Richard L. DeWalt
Name:      Richard L. DeWalt
Title:        Senior Inventory Manager

B. BRAUN MEDICAL INC.
By:           /s/ William MacKnight
Name:      William MacKnight
Title:        Assistant Secretary

        APPENDIX A

      PRODUCT LIST AND PRICES

Delcath P/N	B.Braun P/N	Description	Minimum Order per delivery date	Initial Price Estimate**
		Double balloon catheter	250	To be set forth in a separate Agreement of Pricing and Specifications
		Double balloon catheter accessory pack	250	To be set forth in a separate Agreement of Pricing and Specifications

APPENDIX B

PRODUCT SPECIFICATIONS

To be set forth in a separate Agreement of Pricing and Specifications.

APPENDIX C

TOOLING

The parties are currently developing tooling specifications, which shall be attached upon completion.

APPENDIX D

DESIGN SERVICES

The parties are currently developing design services specifications, which shall be attached upon completion.